Exhibit B-31(a)

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

  First: The name of the limited liability company is Entergy Power E & C Holdings, LLC.

  Second: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington. The name of its Registered Agent as such address is The Corporation Trust Company

In Witness Whereof, the undersigned has executed this Certificate of Formation of Entergy Power E & C Holdings, LLC this 30th day of August, 2000.

By:

Authorized Person(s)

NAME: Christopher T. Screen